EXHIBIT 10.1

RBS CITIZENS, NATIONAL ASSOCIATION

LOAN AND SECURITY AGREEMENT

As of December 29, 2008

1.             SECURITY INTEREST. CUBIST PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to RBS Citizens, National Association, the secured party hereunder (hereinafter called the “Bank”), a continuing security interest in and to, and assigns to Bank the collateral described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Collateral”).

2.             OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of the loans made hereunder and as evidenced by the Revolving Credit Note (as hereinafter defined) and all other debts, liabilities and obligations of Borrower to Bank, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, including, without limitation, all interest, fees, charges and expenses arising out of or due to Bank in connection with this Agreement (all hereinafter called “Obligations”).

3.             BORROWER’S PLACES OF BUSINESS, Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement.

4.             BORROWER’S ADDITIONAL REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants, as to each Borrower as applicable, that:

(a)               The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in every other state in which it is doing business except in those states in which a failure to qualify would not  have a material adverse effect.

(b)              The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of the Borrower’s by-laws or other organizational papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

(c)               Borrower is the owner of the Collateral and the same is free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except security interests in favor of Bank.

(d)           There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.

5.                                       LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

(a)             Subject to the terms and provisions of this Agreement, the Bank hereby establishes a discretionary revolving line of credit in Borrower’s favor in the amount of the Credit Limit (as defined below), as determined by Bank from time to time hereafter. Bank may make such loans to Borrower, based upon such facts and circumstances existing at the time of the request, as from time to time Bank elects to make which are secured by the Collateral and the proceeds thereof. Without limiting the discretionary nature of Bank’s decision to make loans hereunder, or the demand feature of any loans that Bank does make hereunder, Borrower agrees that the aggregate unpaid principal of all loans outstanding at any one time shall not exceed the Credit Limit (as defined below).

(b)             Procedure For Borrowing.  When making a request for any loan hereunder, the Borrower shall deliver to the Bank an irrevocable notice thereof on Borrower’s letterhead (the “Borrowing Request”) addressed in accordance with Section 14(g) hereof (which notice must be received by the Bank prior to 12:00 Noon, Boston, Massachusetts time), (a) two (2) Business Days prior to the requested borrowing date if a LIBOR Rate Loan and on the day of the requested borrowing if a Prime Rate Loan, specifying (i) the amount to be borrowed, (ii) the requested borrowing date (the “Borrowing Date”), (iii) if applicable, the length of the LIBOR Interest Period (as that term is defined in the Revolving Credit Note) therefor, (iv) a collateral calculation evidencing that the Collateral described in Exhibit “A” is valued at not less than One Hundred and Two (102%) Percent of the aggregate of (x) all advances then outstanding hereunder and (y) the amount of the requested advance contained in the Borrowing Request (the “Minimum Collateral Value”), and (v) if necessary to reflect any change in the Collateral being held by the Bank to secure the Obligations, a signed amendment to this Agreement amending Exhibit “A” in the form attached hereto as Exhibit “B”.  Each borrowing hereunder shall be in the minimum amount of $1,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof.  Provided the Borrower is not in default hereunder and the Bank has not otherwise made demand for payment such borrowing will be made available to the Borrower by the Bank crediting Borrower’s loan account with the Bank in the amount specified in the Borrowing Request on such Borrowing Date.

(c)             All loans made by the Bank shall bear interest, and at the option of the Bank, shall be evidenced by and repayable in accordance with that certain Revolving Credit Note from Borrower to the Bank, of even date (the “Revolving Credit Note”), but in the absence of notes shall be conclusively evidenced by Bank’s records of loans and repayments (absent demonstrable error) and shall be payable on demand.

(d)             The term “Credit Limit” as used herein shall mean an amount equal to Ninety Million and 00/100 ($90,000,000.00) Dollars.

(e)             Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so): to pay accrued interest as the same becomes due and payable pursuant to this Agreement and to treat the same as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement.

(f)              Payment in Full on Termination. ON DEMAND or termination of this Agreement pursuant to Section 13 or acceleration of the obligations pursuant to Section 10, Borrower shall pay to Bank the entire outstanding principal balance of all loans made hereunder.

6.             BANK’S REPORTS. After the end of each month, Bank will render to Borrower a statement of Borrower’s loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within thirty (30) days of receipt by Borrower from Bank of any such monthly statement.

7.             CAPITAL ADEQUACY. If after the date hereof, Bank determines that (i) the adoption of any applicable law, rule, or regulation regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (ii) any change after the date hereof in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (iii) compliance by Bank or its holding company with any request or directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Bank’s capital to a level below that which Bank could have achieved (taking into consideration Bank’s and its holding company’s policies with respect to capital adequacy immediately before such adoption, change, or compliance and assuming that Bank’s capital was fully utilized prior to such adoption, change, or compliance) but for such adoption, change, or compliance as a consequence of Bank’s commitment to make advances pursuant hereto by any amount deemed by Bank to be material:

(i)            Bank shall promptly, and in any event within 30 days, after Bank’s determination of such occurrence, give written notice thereof to Borrower; and

(ii)           Borrower shall pay to Bank as an additional fee from time to time, on demand, such amount as Bank certified to be the amount that will compensate Bank for such reduction.  A certificate of Bank claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Bank, and the method by which such amounts were determined.  In determining such amount, Bank may use any reasonable averaging and attribution method.  Bank shall allocate such cost increase among its customers in good faith and on an equitable basis.

8.                                       GENERAL AGREEMENTS OF BORROWER.

(a)           Except for Bank’s gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Bank’s agreement to make loans available to Borrower and the termination of this Agreement.

(b)           All advances by Bank to Borrower under this Agreement and under any other agreement relating to the loans made hereunder constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Bank under this and under any such other agreement constitute one general Obligation. Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank. It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements relating to the loans made hereunder between Bank and Borrower. Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other agreement with Bank now existing or hereinafter entered into relating to the loans made hereunder, and any default by Borrower of any such other agreement with Bank shall constitute a default of this Agreement.  The entire Obligation of Borrower to Bank shall become due and payable when payments become due and payable hereunder upon demand, termination or acceleration of this Agreement.

(c)           Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower authorizes Bank to file financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form satisfactory to Bank if and when necessary to perfect Bank’s security interest in the Collateral.

9.                                       BORROWER’S NEGATIVE COVENANTS. Borrower will not at any time:

(a)           (Disposition of Collateral) sell, assign, exchange or otherwise dispose of the Collateral except for the exchange or replacement of the Certificate of Deposit with other collateral acceptable to Bank.; or

(c)           (Liens) create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind (“Lien”) upon the Collateral.

10.                                 DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

The Bank and Borrower acknowledge and agree that any and all loans advanced hereunder are payable ON DEMAND.  At the same time, the Bank shall have the right to monitor financial statements of the Borrower on an ongoing basis for purposes of monitoring the financial well being of the Borrower.  Set forth below are Events of Default, which are meant only to set forth examples of circumstances under which the Bank may choose to make demand hereunder.

However, nothing contained in this section or elsewhere in this Agreement, including without limitation any covenants or other terms or provisions which could otherwise be construed as establishing standards of conduct, shall affect the demand nature of such of the Obligations, including without limitation loans and advances under this Agreement, as are by their terms, demand obligations. The occurrence of an Event of Default shall not be a prerequisite for the Bank’s making demand or requiring payments of such obligations.

Upon the occurrence of any one or more of the following events (herein, “Events of Default”), any and all Obligations of the Borrower to the Bank shall become immediately due and payable, at the option of the Bank and without notice or demand.  The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Bank and the Borrower directly related to arrangements under which the Borrower incurs (or has incurred) indebtedness or other similar obligations to the Bank and instruments and papers given to the Bank by the Borrower that are directly related to such indebtedness or other similar obligations, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(i)            The failure by the Borrower to pay upon demand (or when due, if not payable on demand) any amount due under this Agreement.

(ii)           The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement.

(iii)          The occurrence of any event such that any indebtedness of the Borrower from any lender other than Bank in excess of $10,000,000 could be accelerated, notwithstanding that such acceleration has not taken place.

(iv)          The occurrence of any event of default under any agreement between Bank and the Borrower or instrument or paper given Bank by the Borrower relating to the loans made hereunder, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).

(v)           Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any material part of the Borrower’s property.

(vi)          The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditor’s committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

(vii)         The service of any process upon Bank seeking to attach by trustee process any funds of the Borrower on deposit with Bank.

(viii)        The termination of existence, dissolution, or liquidation of the Borrower or the ceasing to carry on actively any substantial part of the Borrower’s current business.

(ix)           This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the Collateral; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or any guarantor of the Borrower denies it has any further liability or obligation hereunder.

Upon the occurrence of an Event of Default, Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise.  Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of two (2%) percent greater than the rate of interest then specified in the Revolving Credit Note.

11.           WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

12.           CONSENT TO JURISDICTION. Borrower and Bank agree that any action or  proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the county of Suffolk, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

13.           TERMINATION. This Agreement may be terminated at any time by either party giving written notice of termination to the other party; provided, however, that unless and until all loans made by the Bank to the Borrower hereunder and all other Obligations or commitments of the Bank under which an Obligation could arise, outstanding as of the time of giving or receipt as the case may be, of such notice by the Bank have been paid in full, such termination shall in no way affect the security interest or other rights and powers herein granted to the Bank, and until such payment in full the security interest of the Bank in the Collateral of the Borrower, whether existing as of the time of such termination or thereafter arising, and all rights and powers herein granted to the Bank in respect thereof shall remain in full force and effect. Until all of the Obligations of Borrower to Bank have been fully paid and satisfied and all commitments of the Bank under which an Obligation could arise have expired, Borrower shall fully comply with the terms and conditions of this Agreement as herein provided. Prior to such payment in full of all of the Obligations of Borrower to Bank, this Agreement shall be a continuing agreement in every respect.

14.                                 MISCELLANEOUS.

(a)               No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b)              Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower: President, Treasurer, Chief Financial Officer and such other officers and authorized signatories as may from time to time be set forth in separate banking and borrowing resolutions.

(c)               This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Upon no less than 5 Business Days’ prior written notice to Borrower and with the consent of Borrower, Bank may assign this Agreement and its rights and duties hereunder unless an Event of Default shall have occurred and be continuing, in which case, no consent or approval by Borrower is required in connection with any such assignment. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business, provided that such potential assignee or participant, as the case may be, has signed a confidentiality agreement, the terms of which shall be substantially the same as those set forth herein. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations upon delivery to Borrower of an assignment agreement in form and substance reasonably satisfactory to Borrower and signed by Bank, assignee and Borrower (unless not required as set forth above).

(d)              Subject to compliance with the terms set forth herein for requesting and making of loans, Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefore on its behalf.

(e)               Bank shall not, during or after the term of this Agreement, without Borrower’s prior written approval (obtained in each instance), disclose or otherwise make available to any other person, lender, firm, corporation or entity any non-public information, whether acquired before or during the continuance of this Agreement, relating to Borrower’s financial condition, business or prospects.

(f)               Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

(g)              Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto. Unless otherwise provided in this Agreement, all notices or demands by any party

(h)              Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below:

If to Bank:	RBS Citizens, National Association
28 State Street MS1465
Boston, MA 02109
Attn: Scott Haskell, Senior Vice President
Telephone: (617) 994-7129
Telecopier: (617) 742-9548

With a Copy to:	Eckert Seamans Cherin & Mellott, LLC
One International Place
Boston, MA 02110
Attn: Todd H. Whilton, Esquire
Telephone: (617) 342-6800
Telecopier: (617) 642- 6899

If to Borrower:	CUBIST Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
Attn: Chief Financial Officer
Telephone: (781) 860-8660
Telecopier: (781) 860-1426

With a Copy to:	CUBIST Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
Attn.: General Counsel
Telephone: (781) 860-8660
Telecopier: (781) 860-1407

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

(h)             Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(i)              Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(j)              This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

(k)                 This Agreement can only be amended by a writing signed by both Bank and Borrower.

(l)                  The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto.

(m)                This Agreement shall take effect as a sealed instrument.

Witnessed by:			CUBIST PHARMACEUTICALS, INC.

/s/ Benjamin S. Harshbarger			By:	/s/ David W.J. McGirr
Name: David W.J. McGirr
Title: Senior Vice President, Finance and Chief Financial Officer
			Address:	65 Hayden Avenue
Lexington, MA 02421

RBS CITIZENS, NATIONAL ASSOCIATION

By:	/s/ Scott Haskell
	Name:	Scott Haskell
	Title:	Senior Vice President
	Address:	28 State Street, Boston, MA 02109

EXHIBIT “A”

TO BE COMPLETED IN CONNECTION WITH THE MAKING OF THE FIRST LOAN –

The Collateral with either consist of a Certificate of Deposit issued by RBS Citizens, National Association or a money market account held at  RBS Citizens, National Association.

EXHIBIT “B”

AMENDMENT TO LOAN AND SECURITY AGREEMENT

Amendment to Loan and Security Agreement dated                                      (the “Credit Agreement”) is by and between RBS Citizens, National Association, with a usual place of business at 28 State Street, Boston, Massachusetts 02109 (the “Bank”) and Cubist Pharmaceuticals, Inc. having a usual place of business at 65 Hayden Avenue, Lexington, Massachusetts 02421 (the “Borrower”).  Any capitalized term used herein that is not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

NOW THEREFORE, in consideration of One ($1.00) Dollar and other valuable consideration, the receipt and sufficiency of which is herewith acknowledged, it is agreed that the Credit Agreement be amended as follows:

1.             The Credit Agreement is hereby amended by deleting Exhibit A in its entirety and inserting the attached Exhibit A in lieu thereof.

2.             Borrower hereby represents and warrants that, to its knowledge, Borrower has no defenses, offsets, setoffs, claims or counterclaims to the payment of any amount due under the Revolving Credit Note or the Credit Agreement as of the date hereof and to the extent Borrower has, to its knowledge, any such defenses, setoffs, claims or counterclaims as of the date hereof, Borrower irrevocably waives and releases the same.  By signing below, the Borrower ratifies and affirms the terms of the Credit Agreement (as amended hereby) and all other loan documents executed in connection with the Credit Agreement and confirms and represents that each remains in full force and effect and that no Event of Default has occurred thereunder.

3.             Executed as a sealed instrument as of the          day of                   ,             .

Witnessed by:			CUBIST PHARMACEUTICALS, INC.

By:
Name:
Title:

RBS CITIZENS, NATIONAL ASSOCIATION

By:
	Name:	Scott Haskell
	Title:	Senior Vice President